UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):
May 4, 2011 (May 4, 2011)

WIN GAMING MEDIA, INC.
(Exact name of registrant as specified in its charter)

NEVADA	000-51255	98-0374121
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

55 Igal Alon Street, Tel-Aviv, Israel	67891
(Address of principal executive offices)	(Zip Code)

(972)-73-755-4500
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On May 4, 2011, WGM Services Ltd, a Cyprus corporation and a wholly owned subsidiary of the registrant (“Win”), and Venice Technologies Ltd, an Israeli corporation (“Venice”), entered into a Purchase Agreement (the “Agreement”), pursuant to which Win has agreed to purchase from Venice its proprietary software and all of Venice’s other assets and rights in respect of online trading in binary options, including the domain name www.easytrader.com and, according to information provided to the registrant, a data base of 50,000 registered customers, of which approximately 20% are active traders, for $625,000 in cash.  Binary options are financial contracts where traders pay for the right to receive a fixed return in case the price of the underlying asset ends up higher or lower than a certain strike price.

The Agreement contains customary representations, warranties, covenants and indemnification provisions.  The Agreement contemplates that the closing of the transaction will take place on June 1, 2011, subject to successful completion of due diligence and other customary closing conditions.  If Win fails to consummate the transaction notwithstanding successful consummation of the due diligence, it will pay Venice $50,000 as agreed compensation.

A copy of the Agreement is attached to this Current Report on Form 8-K as Exhibit 10.1 and is incorporated into this Item 1.01 by reference. The foregoing summary of the Agreement is qualified in its entirety by reference to Exhibit 10.1 attached hereto.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

(d)    EXHIBITS.

Exhibit 10.1   Purchase Agreement by and between WGM Services Ltd and Venice Technologies Ltd, entered into on May 4, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WIN GAMING MEDIA, INC.
(registrant)

By: /s/ Shimon Citron
Date: May 4, 2011	Shimon Citron
Chief Executive Officer